Exhibit 99.1

Great Western Bancorp, Inc. Announces Fiscal Year 2019 First Quarter Financial Results
Highlights for the First Quarter of Fiscal Year 2019 (all quarterly comparisons in this document refer to the fourth quarter of fiscal year 2018, except as noted)

•	Net income was $45.8 million, or $0.79 per diluted share, compared to $42.3 million, or $0.72 per diluted share

•	Net interest margin and adjusted net interest margin[1,2] were each 3.81%, increases of 2 and 4 basis points, respectively

•	The efficiency ratio[1] was 46.1% for the quarter

•	Total loans grew to $9.77 billion, an increase of $351.6 million, or 3.7%, for the quarter

•	Total deposits grew to $10.11 billion, an increase of $379.7 million, or 3.9%, for the quarter

•
Net charge-offs recognized during the quarter were 0.15% of average total loans on an annualized basis and key asset quality metrics including nonaccrual loans, watch loans, substandard loans and other repossessed property improved during the quarter

•	Approximately 2.1 million shares of common stock were repurchased and retired during the quarter under the authorized stock repurchase program
Sioux Falls, SD - January 24, 2019 - Great Western Bancorp, Inc. (NYSE: GWB) today reported net income of $45.8 million, or $0.79 per diluted share, for the first quarter of fiscal year 2019, compared to net income of $42.3 million, or $0.72 per diluted share.
"We have seen good loan growth to start our fiscal year, combined with an improvement in asset quality metrics, a stable margin and strong expense control," said Ken Karels, Chief Executive Officer and Chairperson of the Board. "Also with the stock repurchases made during the quarter we have shown our commitment to proactively manage capital in the most effective manner to enhance shareholder returns while maintaining strong levels of capital. We continue to look at M&A opportunities, however pricing remains elevated in our view."
Net Interest Income and Net Interest Margin2
Net interest income was $106.4 million for the quarter, an increase of $2.7 million, or 2.6%. The increase resulted from higher loan interest income, driven by 1.4% growth in average loans outstanding, combined with a higher yield on loans and investments, partially offset by higher interest expense associated with the cost of deposits.
Net interest margin was 3.81% and 3.79%, respectively, for the quarters ended December 31, 2018 and September 30, 2018. Adjusted net interest margin1, which adjusts for the realized gain (loss) on interest rate swaps, was 3.81% and 3.77%, respectively, for the same periods. The higher margins were primarily driven by the yield on loans, which increased 14 basis points to 5.17%, and increased yield on the investment portfolio, which increased 27 basis points to 2.44%, partially offset by the cost of deposits, which increased 13 basis points to 0.95%.
Total loans outstanding were $9.77 billion as of December 31, 2018, an increase of $351.6 million, or 3.7%, for the quarter. The majority of the growth for the quarter occurred in the commercial real estate ("CRE") category of the portfolio, which grew by $281.0 million, mainly across the non-owner occupied and multifamily residential segments, and a rise of $52.0 million in the agriculture category of the portfolio, of which approximately $30.0 million reflects the seasonal draws that are expected to be repaid in the second quarter of 2019.
Total deposits grew to $10.11 billion as of December 31, 2018, an increase of $379.7 million, or 3.9%, for the quarter. Noninterest-bearing deposits were $1.88 billion, a 2.0% increase for the quarter, and interest-bearing deposits were $8.23 billion, a 4.3% increase for the quarter. FHLB and other borrowings increased by $135.0 million, or 49.1%, for the quarter.
Provision for Loan and Lease Losses and Asset Quality
Provision for loan and lease losses was $5.2 million for the quarter, an increase of $0.2 million. Net charge-offs for the quarter were $3.6 million, or 0.15% of average total loans on an annualized basis, with the majority of net charge-offs concentrated in the agriculture and commercial non real estate segments of the loan portfolio. The ratio of allowance for loan and lease losses ("ALLL") to total loans remained stable at 0.68% as of December 31, 2018.

1 This is a non-GAAP measure management believes is helpful to understanding trends in the business that may not be fully apparent based only on the most comparable GAAP measure. Further information on this measure and a reconciliation to the most comparable GAAP measure is provided at the end of this release.
2 All references to net interest income and net interest margin are presented on a fully-tax equivalent basis unless otherwise noted.

Exhibit 99.1

Included within total loans are approximately $845.3 million of loans for which management has elected the fair value option. These loans are excluded from the ALLL process, but management has estimated that approximately $6.8 million of the fair value adjustment for these loans relates to credit risk, or 0.07% of total loans. Finally, total purchase discount remaining on all acquired loans equates to 0.17% of total loans.
At December 31, 2018, asset quality metrics improved compared to the prior quarter. Loans graded "Watch" decreased $21.7 million, or 6.3%, for the quarter while loans graded "Substandard" decreased $0.1 million, or 0.1%, for the quarter. Nonaccrual loans were $138.9 million as of December 31, 2018, representing a decrease of $4.3 million for the quarter. Total other repossessed property balances were $22.2 million as of December 31, 2018, a decrease of $0.9 million, or 3.7%, during the quarter.
Total credit-related charges increased compared to the previous and comparable quarters. A summary of total credit-related charges incurred during the current, prior and comparable quarters is presented below:

GREAT WESTERN BANCORP, INC.
Summary of Credit-Related Charges (Unaudited)

		For the three months ended:
Item	Included within F/S Line Item(s):	December 31, 2018	September 30, 2018	December 31, 2017
		(dollars in thousands)
Provision for loan and lease losses	Provision for loan and lease losses	$5,215	$5,015	$4,557
Net other repossessed property charges	Net loss on repossessed property and other related expenses	3,063	2,850	214
(Recovery) reversal of interest income on nonaccrual loans	Interest income on loans	(41)	774	1,068
Loan fair value adjustment related to credit	Net increase (decrease) in fair value of loans at fair value	1,184	(3)	(1,038)
Total		$9,421	$8,636	$4,801
Noninterest Income
Noninterest income was $16.7 million, a decrease of $2.5 million, or 13.2%, for the quarter. The decrease was due to a $0.5 million loss on sale of securities during the current quarter combined with a $1.5 million decrease in service charges and other fees. The decrease in service charges and other fees was predominately due to the impact of adopting the revenue recognition accounting standard during the current quarter, which resulted in netting $1.4 million of credit and debit card network expenses against related interchange income. Also included within noninterest income is the net effect of the change in fair value loans for which the Company has elected the fair value option and the net gain (loss), realized and unrealized, of the related derivatives which generated a $0.4 million favorable change over the prior quarter.
Noninterest Expense
Total noninterest expense was $57.1 million, a decrease of $2.4 million, or 4.1%, for the quarter. The majority of the decrease was driven by a $2.0 million decrease in professional fees, due to reduced consulting costs and FDIC assessment fees in the current quarter, partially offset by a $1.1 million increase in salaries and employee benefits, driven primarily by items related to fiscal year-end including vesting of share-based awards, incentive compensation and related payroll taxes. In addition, data processing and communication expense decreased by $1.4 million due to the impact of adopting the revenue recognition accounting standard as discussed in noninterest income above.
The efficiency ratio1 was 46.1% for the quarter, a decrease from 48.1%.
Provision for Income Taxes
The provision for income taxes for the quarter ended December 31, 2018 was $13.5 million, reflecting an effective tax rate of 22.8%, compared to an effective tax rate of 25.4% for the prior quarter. The reduction was a result of the Company moving to a fully phased in statutory federal tax rate of 21% in the current quarter versus the blended statutory federal tax rate of 24.5% used in the prior quarter.
Capital
Tier 1 and total capital ratios were 11.1% and 12.1%, respectively, as of December 31, 2018, compared to 12.0% and 13.0%. The common equity tier 1 capital ratio and tier 1 leverage ratio were 10.4% and 10.1%, respectively, as of December 31, 2018 compared to 11.3% and 10.7%. All regulatory capital ratios remain above regulatory minimums to be considered "well capitalized."
During the quarter, $74.6 million was deployed to repurchase and retire approximately 2.1 million shares of the Company's common stock under the repurchase program authorized by the Board of Directors at an average price of $35.94.

Exhibit 99.1

On January 24, 2019, the Company’s Board of Directors declared a dividend of $0.25 per common share payable on February 22, 2019 to stockholders of record as of close of business on February 8, 2019. The aggregate dividend payment will be approximately $14.2 million.
Business Outlook
"We are very pleased with our strong start to our fiscal year," added Karels. "During 2019, we expect good loan and deposit growth, but at a lower growth rate, and for our net interest margin to stabilize. We will continue to focus on asset quality, expense management and our objectives of increasing our franchise and shareholder value."
Conference Call
Great Western Bancorp, Inc. will host a conference call to discuss its financial results for the first quarter of fiscal year 2019 on Thursday, January 24, 2019 at 7:30 AM (CT). The call can be accessed by dialing (855) 238-8837 approximately 10 minutes prior to the start time. Please ask to be joined into the Great Western Bancorp, Inc. (GWB) call. International callers should dial (412) 542-4114. The call will also be broadcast live over the Internet and can be accessed in the Investor Relations section of Great Western’s website at www.greatwesternbank.com. A replay will be available beginning one hour following the conference call and ending on February 7, 2019. To access the replay, dial (877) 344-7529 (U.S.) and use conference ID 10127333. International callers should dial (412) 317-0088 and enter the same conference ID number.
Annual Stockholder Meeting
The Company's Board of Directors has set the Great Western Bancorp, Inc. Annual Stockholder Meeting for Thursday, February 21, 2019. The meeting will commence at 9:00 a.m. Mountain Standard Time, at the Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona. The record date for determination of stockholders entitled to notice of, and to vote at, the Annual Stockholder Meeting was December 28, 2018.
About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements about Great Western Bancorp, Inc.’s expectations, beliefs, plans, strategies, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. In particular, the statements included in this press release concerning Great Western Bancorp, Inc.’s expected performance and strategy, the outlook for its agricultural lending segment and the interest rate environment are not historical facts and are forward-looking. Accordingly, the forward-looking statements in this press release are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the sections titled “Item 1A. Risk Factors” and "Cautionary Note Regarding Forward-Looking Statements" in Great Western Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018. Further, any forward-looking statement speaks only as of the date on which it is made, and Great Western Bancorp, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Consolidated Financial Data (Unaudited)

	At or for the three months ended:
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(dollars in thousands, except share and per share amounts)
Operating Data:
Interest income (FTE)	$133,551	$126,921	$126,146	$118,849	$116,519
Interest expense	27,167	23,244	19,745	16,680	14,332
Noninterest income	16,720	19,255	18,939	18,742	16,674
Noninterest expense	57,106	59,550	57,863	59,144	54,868
Provision for loan and lease losses	5,215	5,015	3,515	4,900	4,557
Net income	45,786	42,281	45,874	40,532	29,230
Adjusted net income ¹	$45,786	$42,281	$45,874	$40,532	$42,816
Common shares outstanding	56,938,435	58,917,147	58,911,563	58,896,189	58,896,189
Weighted average diluted common shares outstanding	58,039,292	59,122,699	59,170,058	59,146,117	59,087,729
Earnings per common share - diluted	$0.79	$0.72	$0.78	$0.69	$0.49
Adjusted earnings per common share - diluted ¹	$0.79	$0.72	$0.78	$0.69	$0.72
Performance Ratios:
Net interest margin (FTE) ¹ ²	3.81%	3.79%	3.97%	3.92%	3.89%
Adjusted net interest margin (FTE) ¹ ²	3.81%	3.77%	3.94%	3.86%	3.80%
Return on average total assets ²	1.48%	1.40%	1.55%	1.40%	1.00%
Return on average common equity ²	10.0%	9.2%	10.2%	9.3%	6.6%
Return on average tangible common equity ¹ ²	17.1%	15.7%	17.7%	16.2%	11.6%
Efficiency ratio ¹	46.1%	48.1%	45.8%	48.6%	45.8%
Capital:
Tier 1 capital ratio	11.1%	12.0%	11.8%	11.5%	11.3%
Total capital ratio	12.1%	13.0%	12.8%	12.5%	12.3%
Tier 1 leverage ratio	10.1%	10.7%	10.6%	10.4%	10.3%
Common equity tier 1 ratio	10.4%	11.3%	11.0%	10.7%	10.5%
Tangible common equity / tangible assets ¹	9.0%	9.6%	9.5%	9.3%	9.2%
Book value per share - GAAP	$31.82	$31.24	$30.84	$30.37	$30.02
Tangible book value per share ¹	$18.72	$18.57	$18.16	$17.68	$17.32
Asset Quality:
Nonaccrual loans	$138,944	$143,206	$127,315	$131,274	$147,325
Other repossessed property	$22,224	$23,074	$10,221	$16,726	$10,486
Nonaccrual loans / total loans	1.42%	1.52%	1.36%	1.41%	1.61%
Net charge-offs (recoveries)	$3,562	$5,163	$3,966	$3,784	$4,037
Net charge-offs (recoveries) / average total loans ²	0.15%	0.22%	0.17%	0.17%	0.18%
Allowance for loan and lease losses / total loans	0.68%	0.69%	0.69%	0.70%	0.70%
Watch-rated loans	$321,593	$343,288	$276,001	$294,873	$287,468
[1] This is a non-GAAP financial measure management believes is helpful to interpreting our financial results. See the tables at the end of this document for the calculation of the measure and reconciliation to the most comparable GAAP measure.

[2] Annualized for all partial-year periods.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Consolidated Income Statement (Unaudited)

	At or for the three months ended:
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(dollars in thousands)
Interest income
Loans	$122,331	$117,095	$116,522	$109,993	$107,680
Investment securities	9,189	7,645	7,471	7,013	7,043
Federal funds sold and other	541	494	424	227	231
Total interest income	132,061	125,234	124,417	117,233	114,954
Interest expense
Deposits	23,794	19,996	16,460	12,658	10,998
FHLB advances and other borrowings	2,003	1,907	1,963	2,815	2,164
Subordinated debentures and subordinated notes payable	1,370	1,341	1,322	1,207	1,170
Total interest expense	27,167	23,244	19,745	16,680	14,332
Net interest income	104,894	101,990	104,672	100,553	100,622
Provision for loan and lease losses	5,215	5,015	3,515	4,900	4,557
Net interest income after provision for loan and lease losses	99,679	96,975	101,157	95,653	96,065
Noninterest income
Service charges and other fees	11,689	13,198	12,655	12,047	13,178
Wealth management fees	2,241	2,458	2,242	2,335	2,185
Mortgage banking income, net	1,320	1,664	1,352	1,166	1,660
Net (loss) gain on sale of securities	(513)	—	15	(8)	(1)
Net increase (decrease) in fair value of loans at fair value	19,216	(14,534)	(7,370)	(14,838)	(8,665)
Net realized and unrealized (loss) gain on derivatives	(18,317)	14,994	8,093	14,282	7,227
Other	1,084	1,475	1,952	3,758	1,090
Total noninterest income	16,720	19,255	18,939	18,742	16,674
Noninterest expense
Salaries and employee benefits	34,770	33,691	35,122	33,672	32,868
Data processing and communication	5,278	6,554	7,177	9,190	6,884
Occupancy and equipment	5,126	5,219	4,974	5,290	4,848
Professional fees	3,288	5,326	4,297	4,027	4,240
Advertising	938	1,066	1,260	1,121	1,059
Net loss on repossessed property and other related expenses	3,063	2,850	305	1,000	214
Other	4,643	4,844	4,728	4,844	4,755
Total noninterest expense	57,106	59,550	57,863	59,144	54,868
Income before income taxes	59,293	56,680	62,233	55,251	57,871
Provision for income taxes	13,507	14,399	16,359	14,719	28,641
Net income	$45,786	$42,281	$45,874	$40,532	$29,230

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Summarized Consolidated Balance Sheet (Unaudited)

	As of
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(dollars in thousands)
Assets
Cash and cash equivalents	$276,760	$298,696	$294,614	$371,749	$297,596
Investment securities	1,531,916	1,385,650	1,372,711	1,307,598	1,366,641
Total loans	9,767,476	9,415,924	9,379,819	9,338,306	9,165,373
Allowance for loan and lease losses	(66,193)	(64,540)	(64,688)	(65,139)	(64,023)
Loans, net	9,701,283	9,351,384	9,315,131	9,273,167	9,101,350
Goodwill	739,023	739,023	739,023	739,023	739,023
Other assets	324,659	342,055	287,569	300,780	301,971
Total assets	$12,573,641	$12,116,808	$12,009,048	$11,992,317	$11,806,581
Liabilities and stockholders' equity
Noninterest-bearing deposits	$1,879,883	$1,842,704	$1,793,293	$1,854,734	$1,932,080
Interest-bearing deposits	8,233,364	7,890,795	7,792,025	7,532,233	7,092,105
Total deposits	10,113,247	9,733,499	9,585,318	9,386,967	9,024,185
Securities sold under agreements to repurchase	56,649	90,907	105,478	103,291	116,884
FHLB advances and other borrowings	410,000	275,000	335,000	551,003	721,009
Other liabilities	181,737	176,851	166,511	162,358	176,630
Total liabilities	10,761,633	10,276,257	10,192,307	10,203,619	10,038,708
Stockholders' equity	1,812,008	1,840,551	1,816,741	1,788,698	1,767,873
Total liabilities and stockholders' equity	$12,573,641	$12,116,808	$12,009,048	$11,992,317	$11,806,581

GREAT WESTERN BANCORP, INC.
Loan Portfolio Summary (Unaudited)

	As of		Fiscal year-to-date:
	December 31, 2018	September 30, 2018	Change ($)	Change (%)
	(dollars in thousands)
Construction and development	$579,941	$637,693	$(57,752)	(9.1)%
Owner-occupied CRE	1,359,979	1,334,480	25,499	1.9%
Non-owner-occupied CRE	2,577,158	2,347,237	229,921	9.8%
Multifamily residential real estate	393,223	309,920	83,303	26.9%
Commercial real estate	4,910,301	4,629,330	280,971	6.1%
Agriculture	2,234,735	2,182,688	52,047	2.4%
Commercial non-real estate	1,713,760	1,699,987	13,773	0.8%
Residential real estate	845,262	837,569	7,693	0.9%
Consumer	47,704	49,689	(1,985)	(4.0)%
Other ¹	44,130	46,487	(2,357)	(5.1)%
Total unpaid principal balance	9,795,892	9,445,750	350,142	3.7%
Less: Unamortized discount on acquired loans and unearned net deferred fees and costs and loans in process	(28,416)	(29,826)	1,410	(4.7)%
Total loans	$9,767,476	$9,415,924	$351,552	3.7%
[1] Other loans primarily include consumer and commercial credit cards, customer deposit account overdrafts, and lease receivables.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Net Interest Margin (FTE) (Unaudited)

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest (FTE)	Yield / Cost ¹	Average Balance	Interest (FTE)	Yield / Cost ¹	Average Balance	Interest (FTE)	Yield / Cost ¹
	(dollars in thousands)
Assets
Interest-bearing bank deposits	$91,780	$541	2.34%	$84,659	$494	2.32%	$65,935	$231	1.39%
Investment securities	1,491,285	9,189	2.44%	1,399,389	7,645	2.17%	1,416,179	7,043	1.97%
Non-ASC 310-30 loans, net ²	9,435,901	121,851	5.12%	9,299,318	116,971	4.99%	8,840,929	106,500	4.78%
ASC 310-30 loans, net	67,834	1,970	11.52%	73,802	1,811	9.74%	89,839	2,745	12.12%
Loans, net	9,503,735	123,821	5.17%	9,373,120	118,782	5.03%	8,930,768	109,245	4.85%
Total interest-earning assets	11,086,800	133,551	4.78%	10,857,168	126,921	4.64%	10,412,882	116,519	4.44%
Noninterest-earning assets	1,186,821			1,158,351			1,176,658
Total assets	$12,273,621	$133,551	4.32%	$12,015,519	$126,921	4.19%	$11,589,540	$116,519	3.99%
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,865,295			$1,813,547			$1,844,490
Interest-bearing deposits	6,148,755	$15,736	1.02%	6,042,096	$13,606	0.89%	5,887,195	$8,291	0.56%
Time deposits	1,937,295	8,058	1.65%	1,774,277	6,390	1.43%	1,267,300	2,707	0.85%
Total deposits	9,951,345	23,794	0.95%	9,629,920	19,996	0.82%	8,998,985	10,998	0.48%
Securities sold under agreements to repurchase	79,849	57	0.28%	101,519	82	0.32%	125,060	95	0.30%
FHLB advances and other borrowings	242,495	1,946	3.18%	280,823	1,825	2.58%	519,575	2,069	1.58%
Subordinated debentures and subordinated notes payable	108,483	1,370	5.01%	108,440	1,341	4.91%	108,316	1,170	4.28%
Total borrowings	430,827	3,373	3.11%	490,782	3,248	2.63%	752,951	3,334	1.76%
Total interest-bearing liabilities	10,382,172	$27,167	1.04%	10,120,702	$23,244	0.91%	9,751,936	$14,332	0.58%
Noninterest-bearing liabilities	74,397			69,505			76,477
Stockholders' equity	1,817,052			1,825,312			1,761,127
Total liabilities and stockholders' equity	$12,273,621			$12,015,519			$11,589,540
Net interest spread			3.28%			3.28%			3.41%
Net interest income and net interest margin (FTE)		$106,384	3.81%		$103,677	3.79%		$102,187	3.89%
Less: Tax equivalent adjustment		1,490			1,687			1,565
Net interest income and net interest margin - ties to Statements of Comprehensive Income		$104,894	3.75%		$101,990	3.73%		$100,622	3.83%
[1] Annualized for all partial-year periods.
[2] Interest income includes $0.4 million and $0.6 million for the first quarter of fiscal years 2019 and 2018, respectively, resulting from accretion of purchase accounting discount associated with acquired loans.

Non-GAAP Measures and Reconciliation
We rely on certain non-GAAP measures in making financial and operational decisions about our business. We believe that each of the non-GAAP measures presented is helpful in highlighting trends in our business, financial condition and results of operations which might not otherwise be apparent when relying solely on our financial results calculated in accordance with U.S. GAAP. We disclose net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. We believe this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.
In particular, we evaluate our profitability and performance based on our adjusted net income, adjusted earnings per common share, tangible net income and return on average tangible common equity. Our adjusted net income and adjusted earnings per common share exclude the after-tax effect of items with a significant impact to net income that we do not believe to be recurring in nature, (e.g., one-time acquisition expenses as well as the effect of revaluation of deferred taxes). Our tangible net income and return on average tangible common equity exclude the effects of amortization expense relating to intangible assets and related tax effects from the acquisition of us by National Australia Bank Limited ("NAB") and our acquisitions of other institutions. We believe these measures help highlight trends associated with our financial condition and results of operations by providing net income and return information excluding significant nonrecurring items (for adjusted net income and adjusted earnings per share) and based on our cash payments and receipts during the applicable period (for tangible net income and return on average tangible common equity).

Exhibit 99.1

We also evaluate our profitability and performance based on our adjusted net interest income, adjusted net interest margin, adjusted interest income on non-ASC 310-30 loans and adjusted yield on non-ASC 310-30 loans. We adjust each of these four measures to include the current realized gain (loss) of derivatives we use to manage interest rate risk on certain of our loans, which we believe economically offsets the interest income earned on the loans. Similarly, we evaluate our operational efficiency based on our efficiency ratio, which excludes the effect of amortization of core deposit and other intangibles (a non-cash expense item) and includes the tax benefit associated with our tax-advantaged loans.
We evaluate our financial condition based on the ratio of our tangible common equity to our tangible assets and the ratio of our tangible common equity to common shares outstanding. Our calculation of this ratio excludes the effect of our goodwill and other intangible assets. We believe this measure is helpful in highlighting the common equity component of our capital and because of its focus by federal bank regulators when reviewing the health and strength of financial institutions in recent years and when considering regulatory approvals for certain actions, including capital actions. We also believe the ratio of our tangible common equity to common shares outstanding is helpful in understanding our stockholders’ relative ownership position as we undertake various actions to issue and retire common shares outstanding.
Reconciliations for each of these non-GAAP financial measures to the closest GAAP financial measures are included in the tables below. Each of the non-GAAP measures presented should be considered in context with our GAAP financial results included in this release.

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)

	At or for the three months ended:
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(dollars in thousands except share and per share amounts)
Adjusted net income and adjusted earnings per common share:
Net income - GAAP	$45,786	$42,281	$45,874	$40,532	$29,230
Add: Deferred taxes revaluation due to Tax Act	—	—	—	—	13,586
Adjusted net income	$45,786	$42,281	$45,874	$40,532	$42,816

Weighted average diluted common shares outstanding	58,039,292	59,122,699	59,170,058	59,146,117	59,087,729
Earnings per common share - diluted	$0.79	$0.72	$0.78	$0.69	$0.49
Adjusted earnings per common share - diluted	$0.79	$0.72	$0.78	$0.69	$0.72

Tangible net income and return on average tangible common equity:
Net income - GAAP	$45,786	$42,281	$45,874	$40,532	$29,230
Add: Amortization of intangible assets, net of tax	344	343	366	376	376
Tangible net income	$46,130	$42,624	$46,240	$40,908	$29,606

Average common equity	$1,817,052	$1,825,312	$1,796,066	$1,770,117	$1,761,127
Less: Average goodwill and other intangible assets	746,503	746,900	747,294	747,716	748,144
Average tangible common equity	$1,070,549	$1,078,412	$1,048,772	$1,022,401	$1,012,983

Return on average common equity *	10.0%	9.2%	10.2%	9.3%	6.6%
Return on average tangible common equity **	17.1%	15.7%	17.7%	16.2%	11.6%
* Calculated as net income - GAAP divided by average common equity. Annualized for partial-year periods.
** Calculated as tangible net income divided by average tangible common equity. Annualized for partial-year periods.

Adjusted net interest income and adjusted net interest margin (fully-tax equivalent basis):
Net interest income - GAAP	$104,894	$101,990	$104,672	$100,553	$100,622
Add: Tax equivalent adjustment	1,490	1,687	1,729	1,616	1,565
Net interest income (FTE)	106,384	103,677	106,401	102,169	102,187
Add: Current realized derivative gain (loss)	21	(419)	(830)	(1,640)	(2,476)
Adjusted net interest income (FTE)	$106,405	$103,258	$105,571	$100,529	$99,711

Average interest-earning assets	$11,086,800	$10,857,168	$10,748,078	$10,571,300	$10,412,882
Net interest margin (FTE) *	3.81%	3.79%	3.97%	3.92%	3.89%
Adjusted net interest margin (FTE) **	3.81%	3.77%	3.94%	3.86%	3.80%
* Calculated as net interest income (FTE) divided by average interest earning assets. Annualized for partial-year periods.
** Calculated as adjusted net interest income (FTE) divided by average interest earning assets. Annualized for partial-year periods.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)

	At or for the three months ended:
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(dollars in thousands except share and per share amounts)
Adjusted interest income and adjusted yield (fully-tax equivalent basis), on non-ASC 310-30 loans:
Interest income - GAAP	$120,361	$115,284	$112,760	$106,811	$104,935
Add: Tax equivalent adjustment	1,490	1,687	1,729	1,616	1,565
Interest income (FTE)	121,851	116,971	114,489	108,427	106,500
Add: Current realized derivative gain (loss)	21	(419)	(830)	(1,640)	(2,476)
Adjusted interest income (FTE)	$121,872	$116,552	$113,659	$106,787	$104,024

Average non-ASC 310-30 loans	$9,435,901	$9,299,318	$9,220,931	$9,064,899	$8,840,929
Yield (FTE) *	5.12%	4.99%	4.98%	4.85%	4.78%
Adjusted yield (FTE) **	5.12%	4.97%	4.94%	4.78%	4.67%
* Calculated as interest income (FTE) divided by average loans. Annualized for partial-year periods.
** Calculated as adjusted interest income (FTE) divided by average loans. Annualized for partial-year periods.

Efficiency ratio:
Total revenue - GAAP	$121,614	$121,245	$123,611	$119,295	$117,296
Add: Tax equivalent adjustment	1,490	1,687	1,729	1,616	1,565
Total revenue (FTE)	$123,104	$122,932	$125,340	$120,911	$118,861

Noninterest expense	$57,106	$59,550	$57,863	$59,144	$54,868
Less: Amortization of intangible assets	394	394	416	426	426
Tangible noninterest expense	$56,712	$59,156	$57,447	$58,718	$54,442

Efficiency ratio *	46.1%	48.1%	45.8%	48.6%	45.8%
* Calculated as the ratio of tangible noninterest expense to total revenue (FTE).

Tangible common equity and tangible common equity to tangible assets:
Total stockholders' equity	$1,812,008	$1,840,551	$1,816,741	$1,788,698	$1,767,873
Less: Goodwill and other intangible assets	746,341	746,735	747,129	747,545	747,971
Tangible common equity	$1,065,667	$1,093,816	$1,069,612	$1,041,153	$1,019,902

Total assets	$12,573,641	$12,116,808	$12,009,048	$11,992,317	$11,806,581
Less: Goodwill and other intangible assets	746,341	746,735	747,129	747,545	747,971
Tangible assets	$11,827,300	$11,370,073	$11,261,919	$11,244,772	$11,058,610

Tangible common equity to tangible assets	9.0%	9.6%	9.5%	9.3%	9.2%

Tangible book value per share:
Total stockholders' equity	$1,812,008	$1,840,551	$1,816,741	$1,788,698	$1,767,873
Less: Goodwill and other intangible assets	746,341	746,735	747,129	747,545	747,971
Tangible common equity	$1,065,667	$1,093,816	$1,069,612	$1,041,153	$1,019,902

Common shares outstanding	56,938,435	58,917,147	58,911,563	58,896,189	58,896,189
Book value per share - GAAP	$31.82	$31.24	$30.84	$30.37	$30.02
Tangible book value per share	$18.72	$18.57	$18.16	$17.68	$17.32

GREAT WESTERN BANCORP, INC.
Media Contact:
Ann Nachtigal, 605-988-9217
ann.nachtigal@greatwesternbank.com
Investor Relations Contact:
Peter Chapman, 605-373-3198
peter.chapman@greatwesternbank.com